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                                                                       EXHIBIT 4


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                           AMERICAN TELECASTING, INC.,


                                       and

                      U.S. BANK TRUST NATIONAL ASSOCIATION

                                   as Trustee


                         ------------------------------


                          First Supplemental Indenture

                           Dated as of April 28, 1998

                                  to Indenture

                           Dated as of August 10, 1995

                         ------------------------------


                         Senior Discount Notes due 2005



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               FIRST SUPPLEMENTAL INDENTURE, dated as of April 28, 1998 (the
"First Supplemental Indenture"), to the Indenture, dated as of August 10, 1995 (the "Indenture"), between AMERICAN TELECASTING, INC., a Delaware corporation (the "Company") and U.S. BANK TRUST NATIONAL ASSOCIATION (formerly known as FIRST TRUST NATIONAL ASSOCIATION)(the "Trustee").

                                    RECITALS

               WHEREAS, the Company has heretofore executed and delivered to the Trustee the Indenture, providing for, among other things, the creation and issuance by the Company of its Senior Discount Notes due 2005 (the "Securities"); and

               WHEREAS, Section 902 of the Indenture provides that the Company, when authorized by a Board Resolution, and the Trustee, with the written consent of the Holders of at least a majority in aggregate principal amount at Stated Maturity of the Outstanding Securities, may enter into an indenture or indentures supplemental to the Indenture, subject to certain exceptions specified in Section 902 of the Indenture; and

               WHEREAS, the parties hereto are entering into this First Supplemental Indenture to amend Section 1016 of the Indenture and to waive application of certain covenants contained in Section 1016 of the Indenture in the case of certain prior dispositions (the "Proposals"); and

               WHEREAS, the Holders of at least a majority in aggregate principal amount of the Securities outstanding have duly consented to the Proposals; and

               WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this First Supplemental Indenture have been complied with; and

               WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done;






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               NOW THEREFORE:

               In consideration of the premises, the parties have executed and delivered this First Supplemental Indenture, and the Company hereby covenants and agrees with the Trustee, for the equal and proportionate benefit of all Holders of the Securities, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

         Section 1. Definitions. For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, terms used herein shall have the meanings assigned to them in the Indenture.

         Section 2. Waiver of Section 1016 of the Indenture. The application of
Section 1016 of the Indenture is hereby waived in the case of any and all net proceeds received by the Company or any of its subsidiaries prior to April 9, 1998 from dispositions that have been completed prior to April 9, 1998, including pursuant to an Asset Purchase Agreement, dated as of March 18, 1997, by and among certain subsidiaries of the Company, BellSouth Corporation ("BellSouth") and a subsidiary of BellSouth.

         Section 3. Amendment of Section 1016(a)(iii) of the Indenture. Section 1016(a)(iii) of the Indenture is hereby amended to read in its entirety as follows:


SECTION 1016.  LIMITATIONS ON CERTAIN ASSET DISPOSITIONS

         The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless:

         (a) the Company or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value (as determined by the Board of Directors, whose good faith determination shall be conclusive) for the assets sold or disposed of as part of such disposition and (b) if such disposition along with other dispositions during the twelve months immediately preceding such disposition would result in Net Available Proceeds in excess of $1,000,000, then



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                  (i)    the Company or the Restricted Subsidiary, as the case
                         may be, receives consideration for such disposition at least equal to the fair market value of the assets sold or disposed of as part of such disposition (as determined by the Board of Directors whose good faith determination shall be conclusive and evidenced by a board resolution),

                  (ii) if less than 85% of the consideration for such disposition consists of cash or readily marketable cash equivalents or the assumption of Debt of the Company or such Restricted Subsidiary or other obligations relating to such assets and release from all liability on the Debt or other obligations assumed, then the remainder of such consideration consists of property or assets that will be owned by the Company or a Restricted Subsidiary and used in the transmission of video, voice and data and related businesses and services that thereafter will be conducted by the Company or such Restricted Subsidiary,

                  (iii) if the fair market value of the property and assets being disposed of as part of such Asset Disposition exceeds $20 million (as determined by the Board of Directors, whose good faith determination shall be conclusive and evidenced by a Board Resolution), then the Company receives a written opinion from an independent banking or appraisal firm of national standing with experience in appraising the terms and conditions of the type of transaction involved as to the fairness to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view of such disposition, and



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                  (iv)   all Net Available Proceeds from such disposition are
                         applied within 270 days of such disposition:

                         (1) first, to prepay or repay Outstanding Debt of the
                           Company or any Restricted Subsidiary to the extent the terms of the governing documents therefor require such repayment and, at the Company's option, to prepay or repay Debt of the Company or any Restricted Subsidiary that prohibits purchases of the Securities and/or Debt of the Company that ranks pari passu in right of payment with the Securities and/or Debt of any Restricted Subsidiary;

                         (2) second, to the extent of any such Net Available
                           Proceeds remaining after application thereof pursuant to clause (1) above, to the acquisition of assets (including interests in a Person that becomes a Restricted Subsidiary as a result of such acquisition) used in the transmission of video, voice and data and related businesses and services of, the Company or a Restricted Subsidiary; and

                         (3) third, to the extent of any such Net Available
                           Proceeds remaining after application thereof pursuant to clauses (1) and (2) above, (i) first prepay or repay all Outstanding Debt of the Company or any Restricted Subsidiary that prohibits purchases of the Securities and (ii) then, to the extent of any remaining Net Available Proceeds, to make an Offer to Purchase Outstanding Securities at a purchase price equal to 100% of the Accreted Value thereof to any Purchase Date prior to August 15, 2000 or 100% of the principal amount thereof plus accrued and unpaid




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                           interest, if any, to any Purchase Date on or after
                           August 15, 2000 (and to any other Debt of the Company ranking pari passu with the Securities containing substantially similar provisions requiring offers to purchase upon asset sales), provided that if the amount of such Net Available Proceeds remaining after application thereof pursuant to clauses (1) and (2) and subclause (i) of this clause (3) above is less than $5 million, the Company's obligation to make an Offer to Purchase may be deferred until such time as Net Available Proceeds, plus the aggregate amount of Net Available Proceeds resulting from any subsequent Asset Disposition or Asset Dispositions and remaining after application thereof pursuant to clauses (1) and
                           (2) and subclause (i) of this clause (3) above are equal to or greater than $5 million (such lesser amount to be carried forward on a cumulative basis for any fiscal year), at which time the Company shall be obligated to make such Offer to Purchase at a purchase price equal to 100% of the Accreted Value thereof to any Purchase Date prior to August 15, 2000 or 100% of the principal amount thereof plus accrued and unpaid interest, if any, to any Purchase Date on and after August 15, 2000. If the aggregate principal amount of Net Available Proceeds, the Trustee shall select the Securities to be purchased on a pro rata basis. Upon completion of such Offer to Purchase, the amount of Net Available Proceeds shall be reset at zero.

         Provided, that the provisions described in the preceding paragraph shall not apply (i) to a transaction of the type described in clause (x) or (y) of the first paragraph of Section 801 and consummated in compliance



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with the provisions of Article Eight, or (ii) to any and all net proceeds received by the Company or any of its subsidiaries from (1) the up to $46.2 million in proceeds that may be received in connection with dispositions ("Future BellSouth Dispositions") contemplated by the Asset Purchase Agreement, dated as of March 18, 1997 (the "BellSouth Agreement"), by and among certain subsidiaries of the Company, BellSouth Corporation ("BellSouth") and a subsidiary of BellSouth, that close after the expiration date of the April 1998 Offer, depending on the total number of channel leases and licenses ultimately delivered by the Company to BellSouth, and (2) the up to approximately $6.4 million in proceeds that may be received from an escrow account that was established under the BellSouth Agreement in connection with a disposition completed prior to April 8, 1998 (the "Escrow Proceeds"). In the case of proceeds received pursuant to subsection (ii) above, no later than 30 days after the aggregate amount of Net Available Proceeds resulting from Future BellSouth Dispositions and the Escrow Proceeds first equals or is greater than $10 million, the Company shall be obligated to utilize 57% of the amount of such Net Available Proceeds to make an offer to purchase the outstanding 2004 Notes and the Securities (a "Required Offer"), which Required Offer shall remain open for a minimum of 20 business days, unless extended, at a purchase price in cash equal to the greater of (i) $280.50 per $1,000 principal amount at maturity in the case of the 2004 Notes and $247.50 per $1,000 principal amount at maturity in the case of the Securities and (ii) the market value of the 2004 Notes and the Securities as determined on the date preceding the date of the commencement of the Required Offer by Donaldson, Lufkin & Jenrette Securities Corporation, the financial advisor to the Company. If the aggregate principal amount of 2004 Notes and Securities is tendered by Holders thereof pursuant to a Required Offer exceeds the amount of the 57% of the Net Available Proceeds to be used for the purchase of the 2004 Notes and the Securities, the 2004 Notes and the Securities shall be selected for purchase on a pro rata basis. Upon completion of a Required Offer, the amount of Net Available Proceeds shall be reset at zero. The 43% of the amount of such Net Available Proceeds not to be utilized for such Required Offer to purchase, as well as the amount of the 57% of the Net Available Proceeds to be used to purchase 2004 Notes and Securities pursuant to such Required Offer that




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is in excess of the amount required to purchase the 2004 Notes and Securities tendered by holders thereof (the "Unencumbered Net Available Proceeds"), shall not be subject to any such tender obligation and shall be freely available for use by the Company as it deems appropriate. In addition, any and all financial advisor, legal and other costs and fees incurred by the Company in connection with completing or facilitating any Future BellSouth Dispositions, Escrow Proceeds, or any Required Offer as described in this Statement shall be deemed to be reduce Net Available Proceeds resulting from Future BellSouth Dispositions and Escrow Proceeds that are required to be used to purchase Notes. At such time that the amount of Net Available Proceeds resulting from additional Future BellSouth Dispositions or Escrow Proceeds equals or is greater than $5 million (which amount shall not include the Unencumbered Net Available Proceeds), the Company shall be obligated to utilize 57% of the amount of such additional Net Available Proceeds to make a subsequent Required Offer, subject to the same terms and conditions set forth above applicable to the initial Required Offer. This proviso does not restrict the Company from using Unencumbered Net Available Proceeds for the purchase or other retirement of 2004 Notes or Securities on such terms as it determines to be appropriate.

         For purposes of this Section 1016, the "April 1998 Offer" shall mean the offer by the Company to purchase for cash a portion of the 2004 Notes and a portion of the Securities at a cash price in the case of the 2004 Notes equal to $255 per $1,000 principal amount at maturity of the 2004 Notes purchased and in the case of the Securities equal to $225 per $1,000 principal amount at maturity of the Securities purchased pursuant to the Offer to Purchase and Consent Solicitation Statement, dated April 9, 1998, and the accompanying Consent and Letter of Transmittal.

         Section 4. Operation of Proposed Amendment. The Supplemental Indenture will become effective upon the execution by the Company and the Trustee on the Consent Date. The Proposals, however, will not become operative unless the 2004 Notes and Securities validly tendered pursuant to the April 1998 Offer are accepted for purchase by the Company in accordance with the terms and conditions set forth therein. Thereafter, the Proposals



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will be binding on each Holder of the Securities remaining outstanding, whether or not such Holder tendered Securities pursuant to the April 1998 Offer. The Indenture, without giving effect to the Proposals, will remain in effect until the Proposals becomes operative. If the April 1998 Offer is terminated or withdrawn, or the Securities are never accepted for purchase, the Supplemental Indenture will never become operative.

         Section 5. Recitals. The recitals of fact contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or adequacy of this First Supplemental Indenture or the due execution hereof by the Company.


         Section 6. Ratification and Confirmation of Indenture. Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.


         Section 7. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.


         Section 8. Successors. All agreements of the Company in this First Supplemental Indenture and the Securities shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.


         Section 9. Duplicate Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all such executed copies together represent the same agreement.


         Section 10. Separability. In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and a Holder shall have no claim therefor against any party hereto.


         Section 11. Headings. The headings of the sections



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of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.


         Section 12. Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with the duties imposed by TIAss.ss.310-317 by operation of TIAss.318(c), the imposed duties shall control.



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                  IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed as of the day and year first above written.


                                            AMERICAN TELECASTING, INC.


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                            U.S. BANK TRUST NATIONAL
                                              ASSOCIATION,
                                              as Trustee


                                            By:
                                               ---------------------------------
                                                Name:
                                                Title:




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